Hub International Revenue Increases Sharply in Third Quarter

CHICAGO—(BUSINESS WIRE)—Oct. 28, 2004—Hub International Limited (NYSE:HBG)(TSX:HBG):

•	Revenue increases 47% for quarter, 23% year to date

•	Talbot stock based compensation leads to reduced net earnings, as previously announced

•	Net earnings decline 83% for third quarter; 13% year to date

•	Adjusted net earnings (see tables) rise 44% for quarter, 26% year to date

•	Organic growth rate averages 2% in third quarter, 7% year to date

Hub International Limited(NYSE:HBG)(TSX:HBG) today reported a decline in net earnings for the third quarter and the first nine months of 2004, as expected, due to the impact of non-cash stock based compensation related to the July 1, 2004 acquisition of Talbot Financial Corporation (“Talbot”).

Net earnings declined 83% to $1.1 million in the third quarter from $6.8 million in the same period a year earlier, while earnings per diluted share declined 82% to $0.04 per share from $0.22 a year earlier. As shown in the table below, the earnings figure included the impact of $6.9 million in non-cash stock based compensation to executives of Talbot. (See discussion of this item later in release.) Excluding the impact of the Talbot earnout and other adjustments noted in the table below, net earnings would have increased 44% to $7.6 million and diluted earnings per share would have increased 35% to $0.23 in the third quarter 2004, as compared to the third quarter 2003.

(in thousands of U.S. dollars, except per share amounts)
	Net	Diluted
	Earnings	EPS
Three months ended September 30, 2004 reported net earnings	$1,146	$0.04
Impact of foreign exchange	(404)	(0.01)
Non-cash stock based compensation — Talbot	6,889	0.20

Adjusted September 30, 2004 results	$7,631	$0.23

Three months ended September 30, 2003 reported net earnings	$6,820	$0.22
Impact of foreign exchange	(518)	(0.02)
Proceeds from life insurance	(1,000)	(0.03)

Adjusted September 30, 2003 results	$5,302	$0.17

Revenue increased 47% to $94.9 million in the quarter ended September 30, 2004 from $64.7 million a year earlier, including the benefit of acquired brokerages and organic growth. Net acquisitions and divestitures completed since September 30, 2003 added approximately $110 million to Hub’s annualized revenue base. Hub posted third quarter organic growth, the equivalent of same-store sales, of 2%, including a decline of 3% in the United States and an increase of 9% (4% excluding foreign exchange effects) in Canada. Net of foreign exchange effects, overall organic growth was 0%.

“Although we were pleased with the performance of our largest acquisitions this year—Talbot and Bush, Cotton & Scott—third quarter results suffered from a softening rate environment,” said Martin P . Hughes, chairman and chief executive officer. “In a declining rate environment, both new business and renewal business carry lower premiums, while increased capacity results in more competition for the clients’ business.

“In spite of these challenges, for the quarter nearly half of our hubs generated organic growth rates well above our long-term target average of 5%. We are working aggressively to address the specific shortfalls in underperforming brokerages.”

On a consolidated basis, commission income increased 49% to $90.3 million from $60.8 million in the same period of 2003. Third quarter contingent commissions and volume overrides declined 1% to $1.9 million while other income grew 37% to $2.8 million from $2.0 million.

In the United States, third quarter revenue increased 75% to $66.5 million from $38.0 million a year earlier, largely due to the acquisitions of Talbot and Bush, Cotton & Scott. Commissions increased 79% to $62.7 million from $35.0 million, while contingent commissions and volume overrides grew 2% to $1.6 million. Other income grew 63% to $2.2 million from $1.4 million.

In Canada, revenue grew 6% to $28.4 million from $26.7 million in the third quarter of 2003. Commissions rose 7% to $27.6 million from $25.7 million, while contingent commissions and volume overrides fell 14% to $0.3 million and other income fell 17% to $0.5 million from $0.6 million. A stronger Canadian dollar added approximately 5 percentage points to the revenue growth rate in Canada in the third quarter 2004.

Cash compensation increased 56% in the third quarter to $57.6 million, or 61% of revenue, from $36.9 million, or 57% of revenue, a year earlier. The increase in compensation expense as a percentage of revenue reflected both negative organic growth in the United States and a relatively higher cash compensation ratio at Talbot. Non-cash stock based compensation increased to $8.3 million from $1.4 million, primarily as a result of the earnout to Talbot management. Selling, occupancy and administration expense increased 41% to $19.6 million from $14.0 million, but decreased to 21% of revenue from 22% a year earlier, aided by expense control.

Pre-tax income in the third quarter declined 59.2% to $4.1 million from $10.0 million, largely due to the impact of non-cash stock based compensation earned by Talbot management. Because this expense is not deductible for tax purposes, Hub’s effective tax rate increased to 72% from 32% in the same quarter of 2003.

NINE-MONTH RESULTS REFLECT STRONG GROWTH

For the first nine months of 2004, Hub posted a 23% increase in revenue to $256.5 million from $207.7 million in the prior year, largely due to the impact of acquired brokerages and a 7% organic growth rate. Commissions grew 24% to $228.9 million from $184.8 million, while contingent commissions and volume overrides grew 16% to $19.9 million from $17.2 million. Other income grew 33% to $7.7 million from $5.8 million. The benefits of a stronger Canadian dollar added approximately 3 percentage points to the revenue growth rate for the first nine months of 2004.

U.S. revenue grew 30% to $166.0 million in the first nine months of 2004 from $127.9 million, including the impact of acquisitions and a 2% organic growth rate. Commissions increased 32% to $146.6 million from $111.3 million. Contingent commissions and volume overrides rose 7% to $13.4 million from $12.6 million, while other income increased 47% to $5.9 million from $4.0 million.

Canadian revenue rose 13% to $90.5 million in the first nine months of 2004 from $79.8 million, due large ly to a 15% organic growth rate. Commissions rose 12% to $82.3 million from $73.4 million, while contingent commissions and volume overrides increased 42% to $6.5 million from $4.6 million. Other income declined 2% to $1.7 million from $1.8 million. A stronger Canadian dollar added approximately 8 percentage points to the revenue growth rate for Canadian operations.

Cash compensation increased 23% to $140.3 million in the first nine months of 2004 from $113.7 million a year earlier, remaining constant as a percentage of revenue at 55%. Non-cash stock based compensation expense increased to $11.7 million from $3.6 million, due to both the Talbot earnout and the issuance of restricted share units in the first quarter 2004 as part of a restructuring of the management bonus plan. Selling, occupancy and administration expense increased 25% to $51.3 million from $40.9 million, remaining constant at 20% of revenue.

Pre-tax earnings declined 6% to $37.6 million in the first nine months of 2004 from $39.9 million, including the impact of the Talbot earnout. Hub’s effective tax rate increased to 40% from 35%, due largely to the non-cash stock based compensation related to Talbot, which is not deductible for tax purposes.

Net earnings decreased 13% to $22.4 million in the first nine months of 2004 from $25.8 million in the same period of 2003, reflecting the impact of the Talbot earnout and the first quarter 2004 write-down of intangibles related to a corporate branding effort, offset somewhat by foreign exchange benefits. Net earnings declined 16% per diluted share to $0.68 from $0.81. Excluding the impact of the Talbot earnout and other adjustments noted in the table below, net earnings would have increased 26% to $29.7 million and diluted earnings per share would have increased 20% to $0.89 for the first nine months of 2004, as compared to the first nine months of 2003.

(in thousands of U.S. dollars, except per share amounts)
	Net	Diluted
	Earnings	EPS
Nine months ended September 30, 2004 reported net earnings	$22,360	$0.68
Impact of foreign exchange	(1,235)	(0.04)
Impact of write-off of trademarks	1,656	0.05
Impact of non-cash stock based compensation — Talbot	6,889	0.20

Adjusted September 30, 2004 results	$29,670	$0.89

Nine months ended September 30, 2003 reported net earnings	$25,833	$0.81
Impact of foreign exchange	(1,229)	(0.04)
Life insurance proceeds	(1,000)	(0.03)

Adjusted September 30, 2003 results	$23,604	$0.74

FULL-YEAR GUIDANCE CONFIRMED TOWARD LOWER END OF RANGE

After reviewing third quarter results, rate trends and other factors, the company maintained its earnings guidance at $0.80 — $0.84 per diluted share for 2004,

with a bias toward the lower end of the range.

“Rates have declined more rapidly than anticipated earlier in the year, which is leading to a slower rate of organic growth and a more challenging earnings outlook. In addition, we are absorbing higher than anticipated costs related to compliance with Sarbanes-Oxley and the ongoing inquiry into contingent commissions by the New York Attorney General’s office,” Hughes said. “As we noted at the start of this year, 2004 is a period of internal investment and repositioning to strengthen our platform for our next phase of growth. While we are no less confident of our ability to implement our growth strategies over the long term, the near term outlook is challenging from an earnings perspective. Given all the circumstances, we do not plan to offer an earnings forecast for 2005.”

HUB ADDRESSES CONCERNS REGARDING COMPENSATION PRACTICES

As reported earlier, Hub’s New York based brokerage has been subpoenaed by the New York Attorney General’s office for information on compensation practices, including contingent commissions, and is fully cooperating. Further, as a result of the ongoing debate regarding, and inquiries into, compensation practices in the insurance brokerage industry, Hub has initiated the following to ensure continued high levels of service and ethical standards:

•	Creation of an internal task force

•	Engagement of outside counsel to conduct a review

•	Expanded communications with clients

•	Establishment of a toll-free hotline for customer inquiries (1-866-857-4073)

“We want to make it easy for clients to obtain answers to any questions about our practices” Hughes said. “In addition to the hotline, we are developing expanded information content for our website and increasing direct outreach to clients and other stakeholders.”

Understanding the Talbot Compensation Charge

Hub discloses the impact of non-cash stock based compensation related to Talbot in order to give investors increased insight into Hub’s results of operations and the effective cost of the Talbot acquisition.

Both the $90 million cash paid to Safeco Corporation and the future issuance of restricted and non-restricted Hub shares to approximately 70 Talbot executives are components of the total consideration paid to acquire Talbot. This total consideration is within Hub’s target range of paying 5-7 times EBITDA (earnings before interest, taxes, depreciation and amortization, a non-GAAP measure) for acquired brokerages.

The executives of Talbot were not shareholders prior to the sale, and therefore non-cash stock based compensation they receive under terms of the purchase agreement is recorded as compensation expense. This compensation expense, which is not deductible for tax purposes, will be charged to earnings through the first quarter 2007 and will affect earnings comparisons through 2007, making it difficult for investors to analyze the company’s results in comparison to prior years and industry peers.

In the third quarter 2004, Hub recorded $6.9 million of non-cash stock based compensation based on a total estimated earnout liability of approximately $48 million. The amount of non-cash stock based compensation may vary from quarter to quarter based on the profitability of Talbot. Based on the current expected earnout of $48 million, the estimated charge to earnings will be:

2004 $13.8 million
2005 $21.8 million
2006 $10.9 million
2007 $ 1.5 million

Conference Call and Webcast Scheduled

Hub International will discuss financial results and guidance on a conference call scheduled for 9:30 a.m. (CT), 10:30 a.m. (ET) today , October 28, 2004. This call is being webcast by Thompson/CCBN and can be accessed at Hub International’s web site at www.hubinternational.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Headquartered in Chicago, IL, Hub International is a leading North American insurance brokerage that provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada.

This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products, exchange rates, resolution of regulatory issues, including those related to compensation arrangements with insurance companies, the actual costs of resolution of contingent liabilities and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International’s actual results to differ materially from our expectations is contained in the company’s filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HUB INTERNATIONAL LIMITED
Consolidated Organic Growth
For the three months and nine months ended September 30, 2004
(in thousands of U.S. dollars, except percentages)

					Net
					Adjustments
	Revenue			Total	For	Organic
	Third quarter		Total	Growth	(Acquisitions)	Growth
	2004	2003	Change ($)	(%)	And Disposals	(%)
Total
Commission Income	$90,269	$60,772	$29,497	49%	$(27,534)	3%
Contingent Commissions and Volume Overrides	1,865	1,884	(19)	-1%	(465)	-26%
Other Income	2,768	2,015	753	37%	(803)	-2%

Total	$94,902	$64,671	$30,231	47%	$(28,802)	2%

USA
Commission Income	$62,658	$35,031	$27,627	79%	$(28,305)	-2%
Contingent Commissions and Volume Overrides	1,605	1,580	25	2%	(466)	-28%
Other Income	2,229	1,369	860	63%	(834)	2%

Total	$66,492	$37,980	$28,512	75%	$(29,605)	-3%

Canada
Commission Income	$27,611	$25,741	$1,870	7%	$771	10%
Contingent Commissions and Volume Overrides	260	304	(44)	-14%	1	-14%
Other Income	539	646	(107)	-17%	31	-12%

Total	$28,410	$26,691	$1,719	6%	$803	9%

					Net
					Adjustments
	Revenue			Total	For	Organic
	First nine months		Total	Growth	(Acquisitions)	Growth
	2004	2003	Change ($)	(%)	And Disposals	(%)
Total
Commission Income	$228,858	$184,755	$44,103	24%	$(32,238)	6%
Contingent Commissions and Volume Overrides	19,940	17,150	2,790	16%	(530)	13%
Other Income	7,684	5,798	1,886	33%	(1,484)	7%

Total	$256,482	$207,703	$48,779	23%	$(34,252)	7%

USA
Commission Income	$146,593	$111,324	$35,269	32%	$(33,396)	2%
Contingent Commissions and Volume Overrides	13,437	12,575	862	7%	(531)	3%
Other Income	5,948	4,032	1,916	47%	(1,529)	10%

Total	$165,978	$127,931	$38,047	30%	$(35,456)	2%

Canada
Commission Income	$82,265	$73,431	$8,834	12%	$1,158	14%
Contingent Commissions and Volume Overrides	6,503	4,575	1,928	42%	1	42%
Other Income	1,736	1,766	(30)	-2%	45	1%

Total	$90,504	$79,772	$10,732	13%	$1,204	15%

HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings
For the three months and nine months ended September 30, 2004 and 2003
(in thousands of U.S. dollars, except per share amounts)

	Third quarter		First nine months
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Commission income	$90,269	$60,772	$228,858	$184,755
Contingent commissions and volume overrides	1,865	1,884	19,940	17,150
Other	2,768	2,015	7,684	5,798

	94,902	64,671	256,482	207,703

Expenses
Compensation	57,593	36,855	140,344	113,744
Selling, occupancy and administration	19,647	13,974	51,286	40,888
Depreciation	1,962	1,551	5,279	4,462
Interest expense	2,330	1,269	5,692	4,152
Intangible asset amortization	1,904	840	3,621	2,397
Gain on disposal of subsidiaries, property, equipment and other assets	(981)	(290)	(1,540)	(281)
Non-cash stock based compensation	8,346	1,355	11,661	3,575
Loss on write-off of trademarks	—	—	2,587	—
Loss/(gain) on put option liability	—	73	—	(167)
Proceeds from life insurance	—	(1,000)	—	(1,000)

	90,801	54,627	218,930	167,770

Net earnings before income taxes	4,101	10,044	37,552	39,933

Provision for income tax expense (benefit)
Current	5,032	6,074	16,762	15,339
Future	(2,077)	(2,850)	(1,570)	(1,239)

	2,955	3,224	15,192	14,100

Net earnings	1,146	6,820	22,360	25,833
Interest on subordinated convertible debentures	—	471	1,425	1,414
Dividends in lieu of restricted share units	23	36	88	76

Diluted net earnings	$1,169	$7,327	$23,873 $	27,323

Earnings per share
Basic	$0.04	$0.23	$0.74	$0.88
Diluted	$0.04	$0.22	$0.68	$0.81
Weighted average shares outstanding
- Basic (000’s)	30,292	29,327	30,192	29,326
Weighted average shares outstanding
- Diluted (000’s)	32,666	33,830	35,006	33,927

HUB INTERNATIONAL LIMITED
Consolidated Balance Sheets
As of September 30, 2004 and December 31, 2003
(in thousands of U.S. dollars)

	2004	2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,108	$82,052
Trust cash	65,671	54,534
Accounts and other receivables	140,585	163,728
Income taxes receivable	6,668	6,768
Future income taxes	5,389	2,865
Prepaid expenses	8,371	4,449

Total current assets	304,792	314,396
Goodwill	368,881	305,862
Other intangible assets	90,635	42,903
Property and equipment	27,442	24,181
Future income taxes	7,578	6,458
Other assets	10,945	6,803

Total assets	$810,273	$700,603

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$226,521	$226,168
Income taxes payable	4,370	3,804
Future income taxes	322	114
Current portion long-term debt and capital leases	6,602	3,362

Total current liabilities	237,815	233,448
Long-term debt and capital leases	148,272	75,437
Subordinated convertible debentures	35,000	35,000
Future income taxes	16,597	13,928

Total liabilities	437,684	357,813

Commitments and contingencies

Shareholders’ equity
Share capital	259,445	254,845
Issuable shares	51	721
Contributed surplus	11,053	4,806
Cumulative translation account	21,894	20,062
Retained earnings	80,146	62,356

Total shareholders’ equity	372,589	342,790

Total liabilities and shareholders’ equity	$810,273	$700,603

HUB INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
For the three months and nine months ended September 30, 2004 and 2003
(in thousands of U.S. dollars)

	Third quarter		First nine months
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Operating activities
Net earnings	$1,146	$6,820	$22,360	$25,833
Items not affecting working capital:
Amortization and depreciation	3,866	2,391	8,900	6,859
Gain on disposal of subsidiaries, property, equipment and other assets	(981)	(290)	(1,540)	(281)
Non-cash stock based compensation	8,346	1,355	11,661	3,575
Loss on write-off of trademarks	—	—	2,587	—
Loss/(gain) on put option liability	—	73	—	(167)
Future income taxes	(2,077)	(2,850)	(1,570)	(1,239)
Non-cash working capital items Trust cash	1,850	106	1,867	9,673
Accounts and other receivables	54,259	50,028	40,669	38,626
Prepaid expenses	(203)	283	(3,837)	(185)
Accounts payable and accrued liabilities	(50,118)	(44,340)	(49,628)	(38,463)
Other assets	128	129	384	(2,191)
Income taxes	(837)	4,165	(981)	1,318

Net cash flows from operating activities	15,379	17,870	30,872	43,358

Investing activities
Property and equipment - purchases	(2,086)	(1,547)	(4,993)	(4,589)
Property and equipment - proceeds on sale	60	17	142	44
Purchase of subsidiaries, net of cash received	(78,495)	452	(90,385)	(11,935)
Sale of subsidiaries	1,895	613	6,062	1,064
Other assets	34	176	388	(539)

Net cash flows used for investing activities	(78,592)	(289)	(88,786)	(15,955)

Financing activities
Long-term debt - advances	—	250	65,000	65,250
Long-term debt and capital leases - repayments	(3,449)	(688)	(8,169)	(52,184)
Share capital - issued for cash, net of issue costs	—	(28)	480	(59)
Proceeds from sale of executive plan shares	—	222	—	222
Dividends paid	(1,527)	(1,514)	(4,570)	(4,552)

Net cash flows from (used for) financing activities	(4,976)	(1,758)	52,741	8,677

Effect of exchange rate changes on cash and cash equivalents	1,770	160	1,229	2,339

Change in cash and cash equivalents	(66,419)	15,983	(3,944)	38,419
Cash and cash equivalents -
Beginning of period	144,527	63,078	82,052	40,642

Cash and cash equivalents -
End of period	$78,108	$79,061	$78,108	$79,061

CONTACT: Hub International Limited, Chicago
Dennis J. Pauls, 312-279-4880
Media Contact
email: dennis.pauls@hubinternational.com
or
Rosenbaum Advisors
Michael Rosenbaum, 847-749-1010
Investor Contact
email: michael@rosenbaumadvisors.com

SOURCE: Hub International Limited